Exhibit 99.1

NYSE: MGG

Date:	Aug. 5, 2008

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Higher Second-Quarter Earnings

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today reported second-quarter 2008 operating profit of $102.1 million compared to $75.2 million for second quarter 2007. Net income was $30.9 million during second quarter 2008 versus $14.9 million in second quarter 2007.

MGG owns the general partner interest and incentive distribution rights of Magellan Midstream Partners, L.P. (NYSE: MMP) and reports its financial results on a consolidated basis with the financial results of MMP. The partnership currently has no separate operating activities apart from those conducted by MMP, and its distributable cash flow is derived from cash distributions received from MMP.

Related to second quarter 2008, MGG will receive distributions of $21.9 million from its ownership interest in MMP, almost all of which is available for distribution to MGG unitholders.

“MMP continues to generate solid financial results and grow its quarterly cash distribution, which in turn has allowed us to increase MGG’s distributions by 22% compared to second quarter 2007,” said Don Wellendorf, chief executive officer.

Operating profit increased between quarters due to higher commodity margins, higher revenues from each of MMP’s business segments and lower expenses, including a $12.1 million favorable impact from the settlement of a previously accrued environmental liability for MMP’s petroleum products pipeline system.

Non-controlling owners’ interest in income of consolidated subsidiaries, which represents limited partner interests in MMP that MGG does not own, increased between quarters due to higher net income generated by MMP in 2008.

The 2007 period was negatively impacted by refinancing costs related to MMP’s early retirement of debt during second quarter 2007.

Basic and diluted net income per limited partner unit was 50 cents in second quarter 2008 and 26 cents in second quarter 2007. The favorable environmental settlement resulted in a 19 cent increase to 2008 net income per unit.

An analyst call with management regarding second-quarter 2008 financial results and outlook for the remainder of 2008 for the partnership and MMP is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 478-6251 and provide code 4897703. Investors also may listen to the call via the partnership’s web site at http://www.mgglp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 11. To access the replay, dial (888) 203-1112 and provide code 4897703. The replay also will be available at http://www.mgglp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. (NYSE: MGG) is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Transportation and terminals revenues	$150,304	$162,580	$293,689	$307,385
Product sales revenues	177,902	110,364	326,565	312,082
Affiliate management fee revenue	183	183	356	366

Total revenues	328,389	273,127	620,610	619,833
Costs and expenses:
Operating	59,860	56,794	120,669	112,219
Product purchases	156,588	75,292	290,568	252,860
Depreciation and amortization	19,532	21,271	38,809	42,284
Affiliate general and administrative	18,363	19,060	36,592	37,350

Total costs and expenses	254,343	172,417	486,638	444,713
Gain on assignment of supply agreement	—	—	—	26,492
Equity earnings	1,106	1,377	1,869	1,782

Operating profit	75,152	102,087	135,841	203,394
Interest expense	13,884	12,754	28,106	25,693
Interest income	(1,290)	(303)	(2,201)	(599)
Interest capitalized	(1,205)	(1,110)	(2,102)	(2,412)
Non-controlling owners’ interest in income of consolidated subsidiaries	44,653	59,425	80,215	131,161
Debt placement fee amortization	753	169	1,209	337
Debt prepayment premium	1,984	—	1,984	—
Other (income) expense	699	(254)	699	(254)

Income before provision for income taxes	15,674	31,406	27,931	49,468
Provision for income taxes	800	502	1,524	945

Net income	$14,874	$30,904	$26,407	$48,523

Allocation of net income:
Limited partners’ interest	$16,476	$31,308	$28,283	$49,332
General partner’s interest	(1,602)	(404)	(1,876)	(809)

Net income	$14,874	$30,904	$26,407	$48,523

Basic and diluted net income per limited partner unit	$0.26	$0.50	$0.45	$0.79

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	62,649	62,654	62,649	62,654

MAGELLAN MIDSTREAM HOLDINGS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Net income	$14,874	$30,904	$26,407	$48,523
Direct charges to the general partner:
Reimbursable general and administrative costs (a)	1,604	408	1,880	816

Income before direct charges to general partner	16,478	31,312	28,287	49,339
General partner’s share of income	0.0141%	0.0141%	0.0141%	0.0141%

General partner’s allocated share of net income before direct charges	2	4	4	7
Direct charges to general partner	1,604	408	1,880	816

Net loss allocated to general partner	$(1,602)	$(404)	$(1,876)	$(809)

Net income	$14,874	$30,904	$26,407	$48,523
Less: net loss allocated to general partner	(1,602)	(404)	(1,876)	(809)

Net income allocated to limited partners	$16,476	$31,308	$28,283	$49,332

(a)	Reimbursable G&A costs for the three and six months ended June 30, 2007 include a $1.3 million unusual non-cash expense related to a payment by MGG Midstream Holdings, L.P., an affiliate owning the partnership’s general partner. This item did not impact cash available for the partnership to pay cash distributions.